UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2012

SEALED AIR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12139	65-0654331
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Riverfront Boulevard Elmwood Park, New Jersey	07407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 791-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Amended and Restated Credit Agreement

On November 15, 2012, Sealed Air Corporation (the “Company”) entered into a restatement agreement (the “Restatement Agreement”) whereby its senior secured credit facility was amended and restated (the “Amended and Restated Credit Agreement”) with the lenders party thereto, Citibank, N.A., as agent, and the other agents party thereto. The changes provide that (i) the term loan B facilities were refinanced with a $609.5 million term loan B dollar tranche and a €150 million term loan B euro tranche and in connection therewith the interest margin on the dollar tranche was decreased by 0.75% and the interest margin on the euro tranche was decreased by 1.0%, (ii) the Japanese term loan A facility will be refinanced on substantially the same terms, in the smaller principal amount of ¥6.4 billion, (iii) the financial maintenance covenant of Consolidated Net Debt to Consolidated EBITDA (as defined in the credit facilities) was adjusted to provide additional flexibility for the Company and (iv) other amendments were implemented.

Completion of the Sale of Diversey Japan

On November 14, 2012, the Company announced that it had completed the previously announced sale of Diversey G.K. (“Diversey Japan”) (an indirect subsidiary of Diversey, Inc.) to an investment vehicle of The Carlyle Group (“Carlyle”) for gross proceeds of ¥30 billion (USD equivalent of approximately 373 million). Additionally, the Company used the approximately $300 million in net after-tax cash proceeds generated from the sale to prepay a portion of its term loans currently outstanding under its senior secured credit facilities. As of September 30, 2012, Diversey Japan was classified as a discontinued operation. Additional detail about the accounting impact of the transaction is disclosed in the Company’s Form 10-Q for the quarterly period ended September 30, 2012 and in its third quarter 2012 earnings release. A copy of the press release related to the sale of Diversey Japan is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K and the information furnished herein contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans to,” “will” and similar expressions. Examples of these forward-looking statements include 2012 financial expectations and assumptions associated with our 2011-2014 Integration & Optimization Program, availability and pricing of raw materials, success of our growth programs, economic conditions, and the success of pricing actions. These statements reflect our beliefs and expectations as to future events and trends affecting our business, our consolidated financial position and our results of operations. A variety of factors may cause actual results to differ materially from these expectations, including general domestic and international economic and political conditions affecting packaging utilization; changes in our raw material and energy costs; credit ratings; competitive conditions and contract terms; currency translation and devaluation effects, including Venezuela; the success of our financial growth, profitability and manufacturing strategies and our cost reduction and productivity efforts; the effects of animal and food-related health issues; pandemics; environmental matters; regulatory actions and legal matters; and the successful integration of Diversey. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events, or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release, dated November 14, 2012, announcing the completion of the sale of Diversey Japan.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEALED AIR CORPORATION

Date: November 15, 2012	By:	/s/ H. Katherine White
Name: H. Katherine White
Title: Vice President, General Counsel and Secretary

Exhibit Index

99.1	Press release, dated November 14, 2012, announcing the completion of the sale of Diversey Japan.